                                                                     EXHIBIT 2.1


                             Dated August 4, 1999
                             --------------------



                               IMAX CORPORATION,

                        THE VENDORS (AS DEFINED HEREIN)

                                    - and -

                     DIGITAL PROJECTION INTERNATIONAL PLC



                                   AGREEMENT

                         for the sale and purchase of
                          all of the issued shares of
                     Digital Projection International PLC

THIS AGREEMENT is made on August 4, 1999

AMONG:-

(1)  IMAX CORPORATION, a Canadian corporation (the "Purchaser");

(2) The persons specified as Vendors on Schedule I hereto (each a "Vendor" and collectively, the "Vendors"); and

(3) DIGITAL PROJECTION INTERNATIONAL PLC, an English company (No. 03280170) whose registered office is at Greenside Way, Middleton, Manchester M24 1XX (the "Company").


THE PARTIES AGREE AS FOLLOWS:-

1.   INTERPRETATION

1.1 In this agreement the following words and expressions and abbreviations have the following meanings, unless the context otherwise requires:-

     "Accounts Date" means December 31, 1998.

     "Bank Agreement" means the Revolving Credit and Guaranty Facility Agreement, dated January 10, 1998, between the Company and the British Linen Bank Limited.

     "Business Day" means a day (excluding Saturdays) on which banks generally are open in London and New York for the transaction of normal banking business.

     "Closing Balance Sheet" means the audited consolidated balance sheet (including the related notes and schedules thereto) of the Company and the Subsidiaries to be prepared pursuant to clause 5.7, and dated as of the Completion Date.

     "Company" has the meaning ascribed thereto in the Preamble to this agreement.

     "Completion" means the completion of the sale and purchase of the Shares in accordance with clause 5.

     "Completion Date" means the date on which Completion occurs.

     "Conditions" means the conditions set out in clause 3.1.

     "Confidential Information" means all information relating to any Group Company's business, or financial or other affairs (including future plans and targets of any Group Company) which is not publicly known.

     "Disclosure Letter" means the Disclosure Letter from the Principal Management Employees to the Purchaser (together with all the documents attached to it), signed and first delivered to the Purchaser and the Investors within 7 calendar days of the execution of the agreement, as supplemented by the Principal Management Employees from time to time prior to Completion.

     "Encumbrance" means any mortgage, charge (fixed or floating), pledge, lien, hypothecation, trust, right of set off or other third party right or interest (legal or equitable) including any right of pre-emption, assignment by way of security, reservation of title or any other security interest of any kind however created or arising or any other agreement or arrangement (including a sale and repurchase arrangement) having similar effect.

     "Escrow Agent" means the escrow agent under the Escrow Agreement.

     "Escrow Agreement" has the meaning specified in clause 5.7(e).

     "Escrow Fund" means the $1.5 million deposited with the Escrow Agent pursuant to clause 5.5(a).

     "Executive Officer" means any board-appointed Senior Vice-President, Executive Vice-President, Chief Operating Officer, Chief Executive Officer, or Chairman of the Purchaser.

     "Group" means the Company and the Subsidiaries and "Group Company" means any one of them.

     "Intellectual Property" means (i) United Kingdom, United States, international, and foreign patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, domain names, trade dress, logos, and other source identifiers, including registrations and applications for registration thereof, (iii) copyrights, including registrations and applications for registration thereof, (iv) computer software, data, databases, and related documentation, (v) confidential and proprietary information, including trade secrets and know-how, (vi) mask works, (vii) utility models and applications therefor, (viii) design registrations and applications therefor, and (ix) all other intellectual capital for which property rights exist anywhere in the world.

     "Investment Agreement" means the Investment Agreement dated December 19, 1996 between the Company, the Principal Management Employees (other than Michael Levi and Timothy Cronin), 3i plc, 3i Group plc, and Phildrew Ventures Fourth Fund, Phildrew Ventures Fourth Fund B and Phildrew Ventures Fourth Fund D, as amended by Supplemental Agreements dated June 25, 1997, July 1, 1998 and June 29, 1999.

     "Investors" means 3i Group plc and Phildrew Nominees Ltd for Phildrew Ventures Fourth Fund, Phildrew Ventures Fourth Fund B, Phildrew Ventures Fourth Fund C and Phildrew Venture Fourth Fund D.

     "Investor's Shares" means, in the case of each Investor, those Shares set forth on Schedule I opposite the name of such Investor which, in each case, are designated thereon as being owned by such Investor.

     "Key Employees" means the key employees in each department and division of the Company, in the reasonable opinion of the Principal Management Employees, including without limitation Graham Moss, Paul Doran and Brian Eckersley.

     "Knowledge" means actual knowledge of the specified person, or knowledge of the specified person that would have resulted from reasonable due inquiry of all Principal Management Employees and of the Key Employees.

     "Licensed Intellectual Property" shall mean (i) all licenses of Intellectual Property and Software licensed to the Company by any third party, and (ii) licenses of Intellectual Property and Software granted by the Company to any third party, including the Supply Agreement.

     "Licensed Rights" means Intellectual Property licensed to the Company under the Licensed Intellectual Property.

     "Material Adverse Effect" means any circumstances, change in, or effect on the business, the Company or any Subsidiary that, individually or in the aggregate with any other circumstances, changes in, or effects on, the business, the Company or any Subsidiary: (i) is, or could be, materially adverse to the business, operations, prospects, results of operations or the condition (financial or otherwise) of the Group taken as a whole, or
     (ii) could materially adversely affect the ability of the Purchaser or the Group to operate or conduct the business in the manner in which it is currently operated or conducted by the Group.

     "Net Trading Balance" means net assets, including cash, as indicated on the Reference Balance Sheet or Closing Balance Sheet, as the case may be. The basis of the calculation of the Net Trading Balance on the Closing Balance Sheet shall be consistent with the basis of calculation thereof on the Reference Balance Sheet.

     "Owned Intellectual Property" shall mean all Intellectual Property and Software owned by each Group Company.

     "Permit" means a permit, licence, consent, approval, certificate, qualification, specification, registration and other authorisation and a filing of a notification report or assessment necessary in any jurisdiction for the proper and efficient operation of each Group Company's business, its ownership, possession, occupation or use of an asset or the execution and performance of this agreement.

     "Principal Management Employees" means Brian Critchley, Michael Blackburn, David Green, Dermot Quinn, Michael Levi and Timothy Cronin.

     "Properties" means the leasehold or freehold properties or any part or parts thereof owned or occupied by the Group and "Property" shall mean any one of them.

     "Purchaser's Auditors" means PricewaterhouseCoopers.

     "Purchaser's Solicitors" means Shearman & Sterling, 199 Bishopsgate, London EC2M 3TY.

     "Reference Balance Sheet" means the forecast unaudited consolidated balance sheet of the Company and the Subsidiaries, as of August 31, 1999, previously delivered to the Purchaser and attached hereto as Exhibit 1.
     The Reference Balance Sheet has been prepared in accordance with the assumptions set forth therein, which assumptions, in the reasonable opinion of the Principal Management Employees, are consistent with the law and applicable standards, principles and accounting practices generally accepted in the United Kingdom ("U.K. GAAP") as consistently and historically applied by the Company in the preparation of its financial statements.

     "Shares" means all of the shares listed in Schedule 1.

     "Software" shall mean all computer software (i) used by the Company which is material to the operation of the business of the Company, or (ii) manufactured, distributed, sold, licensed or marketed by each Group Company.

     "Subsidiary" means a subsidiary undertaking of the Company specified in schedule 2 and "Subsidiaries" means all those subsidiary undertakings.

     "Supply Agreement" means that certain Supply and Intellectual Property Agreement, effective June 4, 1996, by and between Digital Projection Limited and TI.

     "TA" means the Income and Corporation Taxes Act 1988.

     "TI" means Texas Instruments Incorporated.

     "Transaction Documents" shall have the meaning set forth in clause 13.

     "Vendor" and "Vendors" has the meaning ascribed thereto in the Preamble to this agreement.

     "Vendors' Auditors" means Deloitte & Touche.

     "Vendors' Solicitors" means Garretts, Bank House, 9 Charlotte Street, Manchester M1 4EU.

     "Warranties" means the warranties set out in schedule 3.

1.2  In this agreement unless otherwise specified, reference to:-

     (a)  a "subsidiary undertaking" is to be construed in accordance with section 258 of the Companies Act 1985 and a "subsidiary" or "holding company" is to be construed in accordance with section 736 of that Act;

     (b) a document in the "agreed terms" is a reference to that document in the form approved and for the purposes of identification signed by or on behalf of each party;

     (c)  "FA" followed by a stated year means the Finance Act of that year;

     (d)  "includes" and "including" shall mean including without limitation;

     (e) a "party" means a party to this agreement and includes its assignees (if any) and/or the successors in title to substantially the whole of its undertaking and, in the case of an individual, to his or her estate and personal representatives;

     (f) a "person" includes any person, individual, company, firm, corporation, partnership, government, state or agency of a state or any undertaking (whether or not having separate legal personality and irrespective of the jurisdiction in or under the law of which it was incorporated or exists);

     (g) a "statute" or "statutory instrument" or "accounting standard" or any of their provisions is to be construed as a reference to that statute or statutory instrument or accounting standard or such provision as the same may have been amended or re-enacted before the date of this agreement;

     (h) "clauses", "paragraphs" or "schedules" are to clauses and paragraphs of and schedules to this agreement;

     (i) "writing" includes any methods of representing words in a legible form other than writing on an electronic or visual display screen or in other non-transitory form;

     (j) words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;

     (l)  "$" means United States dollars; and

     (m)  "pounds" means British pounds.

1.3 The schedules and exhibits form part of the operative provisions of this agreement and references to this agreement shall, unless the context otherwise requires, include references to the schedules.

1.4 The index to and the headings and the descriptive notes in brackets relating to provisions of taxation statutes in this agreement are for information only and are to be ignored in construing the same.

1.5 The agreements and obligations contained in this agreement on the part of the Investors shall be several only, and none of the Investors shall have any liability or be under any obligation in respect of any breach or non-observance of any of the agreements and obligations contained in this agreement (including but not limited to the warranties set forth in clause
     6.3 hereto and the obligations set forth in clauses 4.6 and 4.7) other than in respect of such Investor's own breaches or acts of non-observance.

2.   SALE AND PURCHASE

2.1 Upon the terms and subject to the conditions of this agreement, the Vendors as legal and beneficial owners and with full title guarantee shall sell the Shares listed opposite their name on Schedule 1 hereto and the Purchaser shall purchase the Shares with effect from Completion free from any Encumbrance together with all accrued benefits and rights attached thereto, including without limitation all accrued dividends and all rights to dividends, if any, in respect of the Shares.

2.2 Each of the Vendors and the Company will waive upon Completion any rights or restrictions conferred upon it which may exist in relation to the Shares under the articles of association of the Company, the Investment Agreement or otherwise.

2.3 The Purchaser shall not be obliged to complete the purchase of any of the Shares unless the Vendors complete the sale of all of the Shares simultaneously, but completion of the purchase of some Shares shall not affect the Purchaser with respect to its rights to the other Shares.

2.4 The consideration for such sale and purchase shall be $26,945,750 (the "Purchase Price") to be satisfied in cash on Completion in accordance with clause 5.5.

3.   CONDITIONS

3.1 Completion is conditional upon the fulfilment of each of the Conditions as follows:-

     (a) The Purchaser shall have received an opinion from Garretts, the Company's solicitors, in relation to the issued share capital of the Company substantially in the form attached hereto as Exhibit 6;

     (b) The Purchaser shall have participated in discussions with TI and shall, in the opinion of the Purchaser, be satisfied that each Group Company and TI will have a satisfactory business relationship following the Completion. Furthermore, TI shall confirm in terms which are satisfactory to the Purchaser that the Company may provide the Purchaser with full access from and after the fifteenth day following the date hereof to all TI=s Intellectual Property in the possession of, or under the control of, any Group Company;

     (c) Each of the Principal Management Employees of the Company shall have executed and delivered service agreements in each case, substantially in the form of Exhibit 2 conformed in each case as per the employee term sheet and notes attached as Exhibit 3;

     (d) The Board of Directors of the Purchaser shall have adopted a resolution approving the terms of this agreement and duly authorising the Purchaser to perform its obligations under this agreement and to take such further actions as are reasonably necessary to consummate the transactions contemplated by this agreement;

     (e) The Purchaser shall have completed all its business, legal, accounting and other due diligence with respect to the Group and shall, in its sole judgment, be satisfied with the results thereof;

     (f) No event or events shall have occurred, or be reasonably likely to occur, which, individually or in the aggregate, have, or could have, a Material Adverse Effect;

     (g) The Purchaser, the Vendors and each Group Company shall have received, each in a form reasonably satisfactory to the Purchaser, all authorisations, consents, orders and approvals of all governmental or regulatory authorities and all third party consents which the Purchaser deems necessary or desirable for the consummation of the transactions contemplated by this agreement;

     (h) Brenda Blaxtan shall have delivered transfers in common form relating to all of the Shares owned by her in favour of the Purchaser (or as it may direct) and the share certificates relating to such Shares; and

     (i) All warrants, options (other than options granted under the Digital Projection Share Option Scheme), convertible securities or other rights, agreements, arrangements or commitments of any character relating to the share capital of any Group Company, or obligating any Vendor or any Group Company to issue or sell any shares, or any other interest in any Group Company (except, in each case, pursuant to this agreement) shall have been terminated or otherwise cancelled and shall be of no force or effect immediately prior to Completion.

3.2 The Purchaser may, in its sole discretion, by notice in writing to the Vendors and the Company waive any of the Conditions in whole or in part.

3.3 Each of the Principal Management Employees and the Company undertakes to use all reasonable endeavours to procure the fulfilment of the Conditions set out in paragraphs (c), (g), (h) and (i) of clause 3.1 and to consummate the transactions contemplated by this agreement, and the Principal Management Employees shall use reasonable endeavours to assist and facilitate the Purchaser in connection with clause 3.1(b).

3.4 If all of the Conditions (save for those compliance with which has been waived in accordance with the terms of this agreement) have not been fulfilled on or before September 3, 1999, this agreement shall terminate in accordance with clause 3.5 with effect from that date.

3.5 If this agreement terminates in accordance with clause 3.4 then the obligations of the parties shall automatically terminate save that the rights and liabilities of the parties which have accrued prior to termination under clauses 4.6 to 4.12 (inclusive), 9, 10 and 13 to 20 (inclusive) shall continue to subsist.

3.6 The Principal Management Employees and the Company shall keep the Purchaser advised of any Material Adverse Effect of which they become aware and the progress towards the satisfaction of their obligations under clause 3.3, and the Purchaser shall keep the Vendors and the Company advised of the progress towards the satisfaction of the conditions under clause 3.3.

3.7 The Purchaser shall deliver to the Principal Management Employees and Investors within 7 days after the meeting with TI currently scheduled to be held on August 2, 1999 a letter setting forth the Purchaser's view of the likely business relationship between TI and the Company post-Completion and whether the Purchaser knows if such view will have an impact on the valuation of the Group.

3.8 The Vendors shall procure that the Company shall be re-registered as a private limited company prior to Completion.

4.   PERIOD TO COMPLETION

4.1 The Principal Management Employees and the Company undertake with the Purchaser to procure that each Group Company shall operate its business and activities in their usual course, and comply with each of the undertakings set out in schedule 7.

4.2 Pending Completion, the Principal Management Employees will use all reasonable endeavours to procure that (a) the Purchaser and any person authorised by it shall be given full access to the Properties and to all the books and records of each Group Company (including without limitation, all books and records and other documentation or information whatsoever regarding each Group Company's Intellectual Property, subject to obtaining consents of third parties where appropriate, as well as all books and records and other documentation or information whatsoever regarding any other company's Intellectual Property which is in the possession of, or under the control of, any Group Company, subject to obtaining consents of third parties where appropriate), provided that prior to Completion, the Principal Management Employees shall not be obliged to disclose any board minutes or other documents containing information relating to proposals received from third parties in connection with a sale of the Shares or any substantial part of the business or assets of the Group, and (b) the directors and employees and auditors and other advisers of each Group Company shall be instructed to give promptly all such information and explanations as the Purchaser or any such person may reasonably request.

4.3  If, prior to Completion:-

     (a) any of the Principal Management Employees is in breach of any of the Warranties or any of the Investors is in breach of the warranties set forth in clause 6.3 hereof; or

     (b) there shall occur any act or event which upon Completion would or might reasonably be expected to result in a breach of any of the Warranties or any of the warranties set forth in clause 6.3 were they repeated immediately prior to Completion; or

     (c) there is any breach or non-fulfilment by any of the Vendors of their undertakings or obligations hereunder which in any such case is, in the opinion of the Purchaser, incapable of remedy or, if capable of remedy, is not remedied by such Vendor by the Completion Date or (if earlier) within seven days after notice thereof from the Purchaser requiring the same to be remedied;

     then in any such case the Purchaser shall be entitled to elect by notice in writing to the Vendors not to complete the purchase of the Shares, in which event this agreement shall automatically terminate save that the rights and liabilities of the parties which have accrued prior to termination under clauses 4.6 to 4.12 (inclusive), 9, 10 and 13 to 20 (inclusive) shall continue to subsist. Without restricting the rights of the Purchaser or the ability of the Purchaser to enforce any other legal rights or remedies available to it, the Vendors expressly acknowledge that the Purchaser shall be entitled to receive specific performance of the terms of this agreement upon the fulfilment or waiver of the Conditions.

4.4 Each of the Principal Management Employees and the Company undertakes to the Purchaser that it will disclose forthwith in writing to the Purchaser any matter or thing which becomes known to it after the date hereof which is, in the reasonable opinion of the Principal Management Employees, inconsistent with any of the Warranties or which is material to the business of any Group Company. Any such disclosures made prior to Completion shall be deemed to be valid and proper disclosures against the Warranties and shall have the effect of qualifying the Warranties.

4.5 Promptly following the date hereof, the Board of Directors of the Company shall adopt a resolution approving the terms of this agreement and duly authorising the Company to perform its obligations under this agreement and to take such further actions as are reasonably necessary to consummate the transactions contemplated by this agreement.

4.6 Each of the Investors undertakes and agrees on their own behalf only that between the date of this agreement and the earlier of:-

          (i)   Completion;

          (ii)  the termination of this agreement; and

          (iii) 3/rd/ September 1999

     it will not:-

     (a) solicit, initiate or accept any offer from any person relating to the acquisition or purchase of all or any of the Shares owned by that Investor;

     (b) participate in any negotiations with any Person (other than the Purchaser, its officers and employees and advisors) in connection with a sale of the Shares held by that Investor; and

     (c) take any affirmative action to require the directors of the Company to bring about a sale by the Company of all or substantially all of its assets and undertaking (such sale being referred to in this clause 4 as an "Asset Sale").

4.7 Each Investor shall immediately (a) cease any existing discussions, conversations and negotiations to which they are a party with respect to any proposed sale or disposal of any of the Shares or an Asset Sale; and
     (b) each of the Investors shall instruct their own respective advisors to terminate all such existing discussions, conversations and negotiations to which they are a party with respect to any proposed sale or disposal of any of the Shares or an Asset Sale.

4.8 If following a breach of any of the provisions of clauses 4.6 or 4.7 by any Investor (in this clause a "Breaching Investor") (i) a sale of any of the Shares owned by that Investor; or (ii) an Asset Sale, occurs, in either case, prior to 3rd June 2000, then the Purchaser shall have the right to either (i) require all of the Breaching Investors to pay the Purchaser in
     ------
     complete satisfaction of the Breaching Investor's liability under clause
     4.6 or 4.7 an aggregate sum of $2.5 million, liability for such payment to be divided equally between each Breaching Investor, or (ii) claim damages
                                                         --
     against the Breaching Investor on any basis available at law to the Purchaser for such Investor's breach of clause 4.6 or 4.7 including, without limitation, a claim to receive a payment from the Breaching Investor in an amount necessary to put the Purchaser into the position which would have existed if clauses 4.6 or 4.7 had not been breached, together with all costs and expenses incurred by the Purchaser as a result of such breach together with all costs and expenses incurred by the Purchaser.

4.9 Following the discharge by any Investor of its obligations under clause 4.8, the Investors' liability under this agreement and the Transaction Documents shall cease and determine.

4.10 For the avoidance of doubt the provisions in clauses 4.6 through 4.8 (inclusive) shall not survive Completion.

4.11 If there is an affirmative statement to any Investor or Principal Management Employee by an

     Executive Officer of the Purchaser, or on behalf of any such an Executive Officer, that the Purchaser will not proceed to Completion at a price of $26,945,750 then notwithstanding any other provision of this agreement to the contrary, the provisions of clauses 4.6 to 4.9 (inclusive) shall immediately cease and determine and the Investors shall have no further liability pursuant to those clauses.

4.12 (i) Each of the Vendors (other than the Investors and Digital Projection Trustee Limited) severally undertake and agree that between the date of this agreement and the earlier of (i) the Completion and (ii) the termination of this agreement he will not (a) solicit or initiate any other proposals or accept offers from any person relating to any acquisition or purchase of all or any portion of the shares of the Company (other than pursuant to the DPI Stock Option Plan) or the shares of any Subsidiary or all or any material portion of the assets of the Group (taken as a whole) or (b) actively, on his own behalf or on behalf of any Group Company, participate in any discussions, conversations or negotiations regarding, or furnish to any other person any information with the intention of assisting such person to seek to do, any of the foregoing. Each of the Vendors (other than the Investors and Digital Projection Trustee Limited) shall immediately cease and cause the Company's financial advisers to be instructed to cease all existing discussions, conversations or negotiations conducted heretofore with respect to any of the foregoing.

     (ii) Unless prohibited by contract, law or other regulation, each of the Vendors (other than the Investors and Digital Projection Trustee Limited) shall notify the Purchaser promptly upon any such proposal or offer with respect thereto being made to him and, unless so prohibited shall set out in such notice in reasonable detail the identity of such person and the terms and conditions of such proposal or offer. Each of the Vendors (other than the Investors and Digital Projection Trustee Limited) agrees not, without the prior written consent of the Purchaser, to release any person from, or waive any provision of, any standstill agreement to which he, the Company or any Subsidiary is a party.

     (iii) Following a breach by any of the Vendors (other than the Investors and Digital Projection Trustee Limited) of any of the provisions of clauses 4.12(i) or 4.12(ii), if:

           a) a sale of any of the Shares of that Vendor; or

           b) an Asset Sale,

           occurs in either case prior to 3rd June 2000, then the Purchaser shall have the right to either a) require the breaching Vendor to pay the Purchaser in complete satisfaction of the breaching Vendor's liability under clause 4.12(i) or 4.12(ii), the sum set opposite such breaching Vendor's name below:

           Brian Critchley    (Pounds) 50,000
           Timothy Cronin     (Pounds) 25,000
           Mike Levi          (Pounds) 25,000
           Mike Blackburn     (Pounds) 25,000
           Dermot Quinn       (Pounds) 25,000
           David Green        (Pounds) 25,000
           Richard Raworth    (Pounds) 25,000
          or,

          b) claim damages against the breaching Vendor on any basis available at law to the Purchaser for such Vendor's breach of clauses 4.12(i) or 4.12(ii) including, without limitation, a claim to receive a payment from the breaching Vendor in an amount necessary to put the Purchaser into the position which would have existed if clauses 4.12(i) or 4.12(ii) had not been breached, together with all costs and expenses incurred by the Purchaser as a result of such breach; provided, however, that none of the Vendors shall be liable for more than the sum set opposite such breaching Vendor's name below:

          Brian Critchley  (Pounds) 50,000
          Timothy Cronin   (Pounds) 25,000
          Mike Levi        (Pounds) 25,000
          Mike Blackburn   (Pounds) 25,000
          Dermot Quinn     (Pounds) 25,000
          David Green      (Pounds) 25,000
          Richard Raworth  (Pounds) 25,000

          Nothing contained in this clause shall prevent any of the Vendors from discussing, communicating or negotiating such matters with the Purchaser or the Purchaser's advisors.

4.13 Following the discharge by any Principal Management Employee of its obligations under clause 4.12, such Principal Management Employee's liability under this agreement and the Transaction Documents shall cease and determine.

4.14 For the avoidance of doubt the provisions in clause 4.12 shall not survive Completion.


5.   COMPLETION

5.1 Completion shall take place at the offices of the Purchaser's Solicitors on the earlier of (i) the second Business Day following the date when all of the Conditions shall have been fulfilled or waived, and (ii) September 3, 1999.

5.2 On Completion the Principal Management Employees and/or each Group Company, insofar as it is within their power to do, shall deliver to or, if the Purchaser shall so agree, make available to the Purchaser:-

     (a) transfers in common form relating to all the Shares duly executed in favour of the Purchaser (or as it may direct) and share certificates relating to the Shares;

     (b)  [deliberately left blank];

     (c) waivers and releases, in each case duly executed in the agreed form to discharge the Company's obligations under or pursuant to (i) the Investment Agreement, (ii) the Bank Agreement, (iii) any option, right or warrant or other instrument convertible into or exchangeable for share capital of the Company, including without limitation those held by the Principal Management Employees, and (iv) any other waivers or consents by the Principal Management Employees or by any Group Company or other persons which the Purchaser has specified prior to Completion so as to enable the Purchaser or its nominees to be registered as the holders of the Shares free of any Encumbrance;

(d) resignations in the form to be agreed duly executed as deeds of all the directors and the secretary of any Group Company (other than Brian Critchley) from their offices as director or secretary of, and their employment with, any Group Company;

(e) confirmations executed as deeds of all the Principal Management Employees confirming that they do not have, and will not have, any claims (whether statutory, contractual or otherwise) against any Group Company at or following the Completion, including without limitation, confirmation executed as deeds of all the directors and Principal Management Employees and the secretary of each Group Company confirming that they have no claims (whether statutory, contractual or otherwise) against any Group Company for compensation for loss of office or termination of employment or for unpaid remuneration or otherwise together with delivery to the Purchaser of all property of any Group Company in their possession or under their control;

(f) service agreements duly executed as deeds, in each case, between the Company and the Principal Management Employees in the agreed terms;

(g) the written resignations of the auditors of each Group Company containing an acknowledgment that they have no claim against any Group Company for compensation for loss of office, except for professional fees accrued up to the date of Completion or otherwise and a statement under section 394(1) of the Companies Act 1985; or written confirmation from the auditors of each Group Company confirming that were they to resign at Completion they would have no claim against any Group Company for compensation for loss of office, professional fees (except for professional fees accrued up to the date of Completion) or otherwise and a statement of any matters they believe should be brought to the attention of the members or creditors of any Group Company, or if they consider that there are no such matters a statement that there are none;

(h) the common seals, certificates of incorporation and statutory books, share certificate books and cheque books of each Group Company;

(i) to the extent not in the possession or under the control of any Group Company, all books of account or references as to customers and/or suppliers and other records and all insurance policies in any way relating to or concerning the businesses of any Group Company;

(j) to the extent not in the possession or under the control of any Group Company, all licences, consents, permits and authorisations obtained by or issued to any Group Company or any other person in connection with the business carried on by any of them and such contracts, deeds or other documents (including assignments of any such licences) as shall have been required by the Purchaser's Solicitors prior to the date hereof;

     (k) share certificates relating to all of the issued shares in the capital of each of the Subsidiaries;

     (l) a release in the terms to be agreed duly executed as a deed, in a form satisfactory to the Purchaser, releasing each Group Company and their respective officers and employees from any liability whatsoever (actual or contingent) which may be owing to any Vendor by any Group Company except in the ordinary course of trade; and

     (m) such other documents, consents or waivers as the Purchaser may reasonably request.

5.2A On Completion, the Investors shall deliver to the Purchaser or make available to the Purchaser:

     (a) transfers in common form relating to their respective Investor Shares duly executed in favour of the Purchaser (or as it may direct) and the share certificates relating to those Shares;

     (b) confirmations executed as deeds by the Investors confirming that they do not have any claims (whether statutory, contractual or otherwise) against any Group Company at Completion;

     (c) a release in the terms to be agreed duly executed as a deed releasing each Group Company and their respective officers and employees from any liability whatsoever (whether actual or contingent) which may be owing to any Investor by any Group Company except in the ordinary course of trade other than for any claims against Principal Management Employees which may arise pursuant to the terms of the Joint Instruction Letter dated as of the date hereof to be issued from the Vendors to the Vendor's Solicitors and the agreement (known as the Escrow Fund Letter) among the Vendors dated as of the date hereof;

     (d) waivers and releases from each Investor, in each case duly executed in terms to be agreed to discharge the Company's obligations under or pursuant to (i) any option, right or warrant or other instrument convertible into or exchangeable for share capital of the Company in favour of that Investor; and

     (e) any other waivers or consents by the Investors which the Purchaser reasonably requires of such Investor at Completion so as to enable the Purchaser or its nominees to be registered as the holders of Shares held by that Investor free of any Encumbrance.

5.2B Phildrew Ventures Fourth Fund shall on Completion deliver to the Purchaser the resignation in terms to be agreed duly executed as a deed of Mr. Christopher Tennant as a director of the Company.

5.3 At or prior to Completion the Principal Management Employees shall procure the passing of board resolutions of the Company or each Group Company, as applicable:-

     (a) sanctioning for registration (subject where necessary to due stamping) the transfers in respect of the Shares;

     (b) appointing those individuals identified by the Purchaser no later than two days prior to Completion to be the directors and secretary of each Group Company; and

     (c) resolving that the Company and the Principal Management Employees enter into service agreements in the agreed terms.

5.4 The Principal Management Employees, the Investors and the Company shall, as the case may be, procure that at Completion:-

     (a) there is repaid all sums (if any) owing to any Group Company by any such person or by the directors of any Group Company or any of their connected persons and whether or not such sums are due for repayment; and

     (b) each Group Company is released from any guarantee, indemnity, bond, letter of comfort or Encumbrance or other similar obligation given or incurred by it which relates in whole or in part to debts or other liabilities or obligations, whether actual or contingent, of any person other than a Group Company.

5.5 Upon Completion the Purchaser shall (a) transfer to the Escrow Agent $1.5 million (such amount being the "Escrow Fund") of the Purchase Price referred to in clause 2.4, and (b) transfer to an account designated in writing by the Vendors the remainder of the Purchase Price referred to in clause 2.4, which transfers, in each case, shall be by wire transfer in immediately available funds to the account designated therefor in the Escrow Agreement. The Purchase Price and the monies released to the Vendors from the Escrow Fund shall be allocated amongst the Vendors in accordance with the terms of the agreement (known as the Escrow Fund Letter) of even date herewith between the Vendors.

5.6 If in any respect the obligations of the Vendors or the Company are not complied with on Completion the Purchaser may:-

     (a) defer Completion to a date not more than 28 days after September 3, 1999 (and so that the provisions of this clause 5, apart from this clause 5.6(a), shall apply to Completion as so deferred);

     (b) proceed to Completion so far as practicable (without prejudice to its rights hereunder); or

     (c) terminate this agreement without prejudice to the rights and liabilities which accrued prior to termination under clauses 4.6 to
          4.12 (inclusive), 9, 10 and 13 to 20 (inclusive), which shall continue to subsist by means of a notice to that effect in writing served on the Vendors and the Company.

5.7 (a) Within 180 calendar days following the Completion Date, the Purchaser shall procure that the Closing Balance Sheet is prepared on a basis consistent with the preparation of the Reference Balance Sheet (it being acknowledged that the Reference Balance Sheet was prepared as of 31 August 1999) and deliver to the Vendors the Closing Balance Sheet, together with a report thereon of the Purchaser's Auditors stating that the Closing Balance Sheet fairly presents the consolidated Net

          Trading Balance of the Company and its Subsidiaries at the Completion Date and was prepared on a basis consistent with the preparation of the Reference Balance Sheet.

     (b)  (i)   Subject to clause (ii) of this clause 5.7(b), the Closing
                Balance Sheet delivered by the Purchaser to the Vendors shall be deemed to be and shall be final, binding and conclusive on the parties hereto.

          (ii) The Vendors may dispute any amounts reflected on the Closing Balance Sheet, but only on the basis that the amounts reflected on the Closing Balance Sheet were not arrived at in accordance with the preparation of the Reference Balance Sheet; provided,
                                                                     --------
                however, that the Vendors shall have notified the Purchaser and
                -------
                the Purchaser's Auditors in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within twenty Business Days of the Purchaser's delivery of the Closing Balance Sheet to the Vendors. In the event of such a dispute, the Vendors' Auditors and the Purchaser's Auditors shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto. If any such resolution by the Purchaser's Auditors and the Vendors' Auditors leaves in dispute amounts the net effect of which in the aggregate would not affect the Net Trading Balance reflected on the Closing Balance Sheet by more than, 5,000, all such amounts remaining in dispute shall then be deemed to have been resolved in favor of the Closing Balance Sheet delivered by the Purchaser to the Vendors.

          (iii) If the Vendors' Auditors and the Purchaser's Auditors are unable to reach a resolution with such effect within twenty Business Days after receipt by the Purchaser and the Purchaser's Auditors of the Vendors' written notice of dispute, the Vendors' Auditors and the Purchaser's Auditors shall submit the items remaining in dispute for resolution to KPMG (or, if such firm shall decline to act or is not, at the time of such submission, independent of the Vendors, the Company and the Purchaser, to another independent accounting firm of international reputation mutually acceptable to the Purchaser and the Vendors, or in the absence of agreement appointed on the application of the Purchaser or the Vendors, by the President for the time being of the Institute of Chartered Accountants) (either KPMG or such other accounting firm being referred to herein as the "Independent Accounting Firm"), which shall, within thirty Business Days after such submission, determine and report to the Purchaser and the Vendors upon such remaining disputed items, and such report shall be final, binding and conclusive on the Vendors and the Purchaser. The fees and disbursements of the Independent Accounting Firm shall be allocated between the Vendors and the Purchaser in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted.

          (iv) In acting under this agreement, the Purchaser's Auditors, the Vendors'

               Auditors and the Independent Accounting Firm shall be entitled to the privileges and immunities of arbitrators.

     (c) The Closing Balance Sheet shall be deemed final for the purposes of this clause 5.7 upon the earliest of (i) the failure of the Vendors to notify the Purchaser of a dispute within ten Business Days of the Purchaser's delivery of the Closing Balance Sheet to the Vendors, (ii) the resolution of all disputes, pursuant to clause 5.7(b)(ii), by the Purchaser's Auditors and the Vendors' Auditors and (iii) the resolution of all disputes, pursuant to clause 5.7(b)(iii), by the Independent Accounting Firm. Within three Business Days of the Closing Balance Sheet being deemed final, a payment adjustment shall be made as follows:

          (i) in the event that the Net Trading Balance reflected on the Reference Balance Sheet exceeds the Net Trading Balance reflected on the Closing Balance Sheet (the amount of such excess being the "Net Trading Balance Shortfall"), then the Purchaser, the Investors and the Principal Management Employees shall jointly issue a notice to the Escrow Agent signed by (A) an authorized signatory of the Purchaser, (B) Brian Critchley, or failing him, Timothy Cronin, on behalf of the Principal Management Employees and (C) any authorized signatory of 3i Group plc, on behalf of the Investors, instructing the Escrow Agent to pay to the Vendors from the Escrow Fund an amount equal to (A) $1.5 million, less
               (B) an amount equal to the Net Trading Balance Shortfall, and following such payment to the Vendors, to pay the remainder of the Escrow Fund to the Purchaser, and the Escrow Agent shall, within three Business Days of its receipt of such notice and in accordance with the terms of the Escrow Agreement, duly pay such amounts to the Vendors and the Purchaser, respectively, out of the Escrow Fund by wire transfer in immediately available funds. In the event that the Escrow Fund is insufficient to cover the amount of such Net Trading Balance Shortfall, then the Escrow Agent shall distribute the entire Escrow Fund to the Purchaser as provided above and none of the Vendors shall have any further liability to the Purchaser in respect thereof; and

          (ii) in the event that the Net Trading Balance reflected on the Closing Balance Sheet equals or exceeds the Net Trading Balance reflected on the Reference Balance Sheet, then the Purchaser, the Investors and the Principal Management Employees shall jointly issue notice to the Escrow Agent signed by (A) an authorized signatory of the Purchaser, (B) Brian Critchley, or failing him, Timothy Cronin, on behalf of the Principal Management Employees and (C) any authorized signatory of 3i Group plc, on behalf of the Investors, instructing the Escrow Agent to pay the entire Escrow Fund to the Vendors; and the Escrow Agent shall, within three Business Days of its receipt of such notice and in accordance with the terms of the Escrow Agreement, duly pay such amount to the Vendors out of the Escrow Fund by wire transfer in immediately available funds.

     (d) Subsequent to receipt of the Closing Balance Sheet, the Purchaser shall allow the Vendors and their respective advisors reasonable access to the books, records, accounts and personnel of the Company and each Group Company for the purposes of verifying the Closing Balance Sheet and the basis on which it was prepared until final resolution of any dispute regarding the Closing Balance Sheet.

     (e) The Vendors and the Purchaser shall enter into an Escrow Agreement with the Escrow Agent substantially in the form attached hereto as
          Exhibit 4 (the "Escrow Agreement"). In accordance with the terms of the Escrow Agreement, the Purchaser shall deposit the Escrow Fund into an account to be managed and paid out by the Escrow Agent in accordance with the terms of the Escrow Agreement.

6.   WARRANTIES

6.1 (a) Upon execution of this agreement, each of the Principal Management Employees severally warrants to the Purchaser in the terms of the Warranties save as disclosed in the Disclosure Letter. The Warranties shall be deemed to have been repeated immediately prior to Completion by reference to the facts and circumstances then subsisting save as disclosed in the Disclosure Letter. The Warranties and the warranties in clause 6.3 shall survive Completion for a period of one year.

     (b) Save in the case of fraud or fraudulent concealment by any of the Principal Management Employees, no Principal Management Employee shall be liable in respect of a claim under the Warranties unless written notice of such claim setting out reasonable details of the relevant claim is served upon the Principal Management Employee or Principal Management Employees, as the case may be, by not later than 5.00 p.m. on the first anniversary of the Completion Date, and the liability of any of such Principal Management Employee shall cease and determine (if such claim has not previously been satisfied, settled or withdrawn) if legal proceedings in respect of such a claim have not been commenced within 6 months of the service of such notice.

6.2 Each of the Warranties shall be construed as a separate warranty, and (unless expressly provided to the contrary and as provided in clause 6.1 and schedule 5) shall not be limited by the terms of any of the other Warranties or by any other term of this agreement.

6.3  Investors' Warranties.

     (a)  Each Investor hereby warrants in respect of its Shares only that:

          (i) it is the only legal and beneficial owner of, and upon Completion will transfer to the Purchaser full title to, their respective Investor Shares, and their respective Investor Shares are fully paid, and their respective Investor Shares will be transferred to the Purchaser pursuant to this agreement without any Encumbrance;

          (ii) it has full power and legal capacity to enter into and perform this agreement and has obtained all applicable corporate authorisations and all other applicable governmental, statutory, regulatory or other consents, licences, waivers or exemptions required to empower, permit and enable it to enter into and to perform its obligations under this agreement and each document to be executed by it at or before Completion;

          (iii) this agreement, when executed, will constitute a valid and binding obligation of each Investor, enforceable in accordance with its terms; and

          (iv) as at the Completion Date, subject to any disclosure fairly given with respect to any matter that comes to the attention of the Investors after the date hereof, no person has claimed to be entitled to an Encumbrance in relation to any of the Investor Shares and, other than this agreement, no Investor is under any obligation (whether actual or contingent) to sell, charge or otherwise dispose of any of the Investor Shares or any interest therein to any person.

     (b) Save in the case of fraud or fraudulent concealment, the aggregate liability of the Investors in respect of all substantiated claims under the warranties in clause 6.3 shall not in any circumstances exceed $26,945,750. For the purposes of this clause 6.3(b), "substantiated" shall have the meaning ascribed thereto in clause 6.4(b). The Investors shall be severally liable and shall only be liable for breach of the warranties in clause 6.3 after Completion only. Save in the case of fraud or fraudulent concealment by any Investor, no Investor shall be liable in respect of a claim under the warranties contained in this clause 6.3 unless written notice of such claim setting out reasonable details of the relevant claim is served upon the Investor or Investors, as the case may be, by not later than 5:00 p.m. on the first anniversary of the Completion Date, and the liability of any of such Investors shall cease and determine (if such claim has not previously been satisfied, settled or withdrawn) if legal proceedings in respect of such a claim have not been commenced within 6 months of the service of such notice.

6.4  Principal Management Employees' Warranties

     (a) Save in the case of fraud or fraudulent concealment, Principal Management Employees shall not be liable in respect of a claim under any Warranty other than a claim under clauses 1, 2, 3, 6.1, 6.2, 6.3, 8.3, 13 or 15 of the Warranties; provided however that, in determining the liability of any Principal Management Employee in respect of a claim under any of clauses 1, 2, 3, 6.1, 6.2, 6.3, 8.3, 13 or 15 of the Warranties, each Principal Management Employee shall be deemed to have given the Warranties under clauses 1, 2, 3, 6.1, 6.2, 6.3, 8.3, 13 and 15 to the best of his Knowledge.

     (b) Save in the case of fraud or fraudulent concealment, the aggregate liability of any individual Principal Management Employee in respect of all substantiated claims under the Warranties shall not in any circumstances exceed the sum of the advance incentive or reward bonuses described in paragraphs 3 and 4 on Exhibit 5 attached hereto, whether paid in cash or equity, paid to such individual Principal Management Employee by the Purchaser and net of income taxes paid by or refunded to such Principal Management Employee; provided, however,
                                                             --------  -------
          any individual Principal Management Employee shall not be responsible to pay such aggregate liability to the Purchaser in cash. In the preceding sentence "substantiated" means a claim for which any such Principal Management Employee is liable (whether on its own, as a contributory or otherwise), and which is admitted, settled without admission of liability, or proved or determined in a court of competent jurisdiction.

     (c) The liability of each Principal Management Employee under clauses 6.1 and 6.4, respectively, shall be limited by the provisions set out in clause 6.1 and schedule 5. References in schedule 5 to the Warranties shall be deemed to include reference to clauses 6.1 and 6.4, as applicable.

6.5 The Purchaser will, at Completion, confirm that it has no knowledge of any matter which breaches or could, with the lapse of time, breach the Warranties.

6.6 Pending Completion, the Principal Management Employees shall give to the Purchaser all such information and documentation known to them relating to the Group and which is material to the business of the Group in the reasonable opinion of the Principal Management Employees.

7.   CONFIDENTIAL INFORMATION

7.1 Each Vendor and the Company shall not, and shall procure that none of its directors, officers or employees or advisers or agents shall use or disclose to any person Confidential Information.

7.2  Clause 7.1 does not apply to:-

     (a) disclosure of Confidential Information to or at the written request of the Purchaser;

     (b) use or disclosure of Confidential Information required to be disclosed by law or the rules of any stock exchange or other regulatory body;

     (c) disclosure of Confidential Information to professional advisers for the purpose of advising the Vendors;

     (d) Confidential Information which becomes generally known other than by the Vendors' or the Company's breach of clause 7.1; or

     (e) disclosure of Confidential Information in the ordinary and proper conduct of the business of the Company.

8.   [Deliberately left blank]

9.   ANNOUNCEMENTS

9.1 No party shall disclose the making of this agreement nor its terms nor any other agreement referred to in this agreement (except those matters set out in a press release in the agreed terms) without the prior consent of the other parties (which consent shall be deemed to have been given by the Vendors and the Company if given by the Investors; provided however that
     (i) 3i Group plc or the Purchaser may make such disclosures as are required by law or the rules of the any stock exchange or other regulatory body, in which case such disclosure shall then only be made after 3i Group plc or the Purchaser, as the case may be, has taken reasonable steps in the circumstances to agree to the contents of such announcement with each other, and (ii), subject to first consulting with Brian Critchley, the Purchaser may make such disclosure to, and participate in meetings concerning this agreement with, certain customers and suppliers of the Company, including without limitation, TI. The restrictions contained in this clause 9.1 shall apply for 12 months following the Completion Date.

10.  COSTS

     Unless expressly otherwise provided in this agreement the Vendors and the Purchaser shall bear its own legal, accountancy and other costs, charges and expenses connected with the sale and purchase of the Shares. The Company shall not bear any costs in connection with the sale and purchase of the Shares, except for such costs which are expressly approved in writing by the Purchaser and the Investors.

11.  EFFECT OF COMPLETION

11.1 The terms of this agreement (insofar as not performed at Completion and subject as specifically otherwise provided in this agreement) shall continue in force after and notwithstanding Completion.

12.  FURTHER ASSURANCES

12.1 Following Completion the Vendors shall from time to time forthwith upon request from the Purchaser at the Vendors' expense do or procure the doing of all acts and/or execute or procure the execution of all such documents which it can reasonably be expected to do in a form reasonably satisfactory to the Purchaser for the purpose of vesting in the Purchaser the full legal and beneficial title to the Shares.

13.  ENTIRE AGREEMENT

13.1 (a) Each of the Vendors, the Company and the Purchaser acknowledges, and agrees with the other, that this agreement together with any other documents referred to in this agreement (together the "Transaction Documents") constitutes the entire and only agreement between the Vendors, the Company and the Purchaser relating to the subject matter of the Transaction Documents;

     (b) Each of the Purchaser, the Vendors and the Company acknowledges and agrees that it has not been induced to enter into any Transaction Document in reliance upon, nor has it been given, any warranty, representation, statement, assurance, covenant, agreement, undertaking, indemnity or commitment of any nature whatsoever other than as are expressly set out in the Transaction Documents and, to the extent that it has been, it unconditionally and irrevocably waives any claims, rights or remedies which it might otherwise have had in relation thereto.

14.  VARIATIONS

     This agreement may be varied only by a document signed by each of the Vendors, the Company and the Purchaser.

15.  WAIVER

15.1 A waiver of any term, provision or condition of, or consent granted under, this agreement shall be effective only if given in writing and signed by the waiving or consenting party and then only in the instance and for the purpose for which it is given.

15.2 No failure or delay on the part of any party in exercising any right, power or privilege under this agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

15.3 No breach of any provision of this agreement shall be waived or discharged except with the express written consent of each of the Vendors, the Company and the Purchaser.

15.4 The rights and remedies herein provided are cumulative with and not exclusive of any rights or remedies provided by law.

16.  INVALIDITY

16.1 If any provision of this agreement is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction:-

     (a) the validity, legality and enforceability under the law of that jurisdiction of any other provision; and

     (b) the validity, legality and enforceability under the law of any other jurisdiction of that or any other provision,

     shall not be affected or impaired in any way.

17.  NOTICES

17.1 Any notice, demand or other communication given or made under or in connection with the matters contemplated by this agreement shall be in writing and shall be delivered personally or by courier or by email or sent by fax or prepaid first class post (air mail if posted to or from a place outside the United Kingdom):-

     In the case of the Purchaser to:-
     Imax Corporation
     2525 Speakman Drive
     Mississauga
     Ontario
     Canada
     Fax: 905-403-6468
     Attention: Legal Department

     with a copy to:
     Imax Corporation
     110 East 59/th/ Street, Suite 2100
     New York, NY, 10022
     United States
     Attn: Senior Vice President,
             Legal Affairs and General Counsel

     Shearman & Sterling
     199 Bishopsgate
     London EC2M 3TY
     Fax: 0171-920-9020
     Attention: Stephen Kenyon-Slade
     email: skenyonslade@shearman.com

     In the case of 3i Group plc:-

     Carlton House
     18 Albert Square
     Manchester
     M2 5PE
     Fax: 0161-833-9182
     Attention:  Catherine Tooher
     email: catherine_tooher@3igroup.com

     with a copy to:

     Addleshaw Booth & Co
     100 Barbirolli Square
     Manchester
     M2 3AB
     Fax: 0161-934-6060
     Attention: Geoff Yates
     email: gey@addleshaw-booth.co.uk


     In the case of Phildrew Nominees
     Ltd. and its associates:-
     14 Finsbury Square
     London
     EC2A 1PD
     Fax: 0171-638-2817
     Attention: Chris Tennant
     email: chris.tennant@ubs.com

     with a copy to:

     Addleshaw Booth & Co
     100 Barbirolli Square
     Manchester
     M2 3AB
     Fax: 0161-934-6060
     Attention: Geoff Yates
     email: gey@addleshaw-booth.co.uk

     In the case of the Principal
     Management Employees:-
     To each such Principal Employee at
     the address set out in Schedule 1

          In the case of the Company to:-
          Digital Projection International PLC
          Greenside Way
          Middleton
          Manchester
          M24 1XX
          Fax: 0161-947-3300
          Attention: Brian Critchley

          and shall be deemed to have been duly given or made as follows:-

          (a) if personally delivered or delivered by courier or by email, upon delivery at the address of the relevant party;

          (b) if sent by first class post, seven Business Days after the date of posting;

          (c) if sent by air mail, five Business Days after the date of posting; and

          (d)  if sent by fax, when despatched;

          provided that if, in accordance with the above provisions, any such notice, demand or other communication would otherwise be deemed to be given or made outside 9.00 a.m. - 5.00 p.m. on a Business Day such notice, demand or other communication shall be deemed to be given or made at 9.00 a.m. on the next Business Day.

   17.2 A party may notify the other party to this agreement of a change to its name, relevant addressee, address or fax number for the purposes of clause 17.1 provided that such notification shall only be effective on:-

          (a) the date specified in the notification as the date on which the change is to take place; or

(2) if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date falling five Business Days after notice of any such change has been given.

18.  COUNTERPARTS

     This agreement may be executed in any number of counterparts which together shall constitute one agreement. Any party may enter into this agreement by executing a counterpart and this agreement shall not take effect until it has been executed by all parties.

19.  GOVERNING LAW AND JURISDICTION

19.1 This agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this agreement or its formation) shall be governed by and construed in accordance with English law.

19.2 Without prejudice to any other permitted mode of service the parties agree that service of any writ, notice or other document ("Documents") for the purpose of any Proceedings begun in England shall be duly served upon it if delivered personally or sent by registered post, in the case of:-

     (a) any Vendor to such Vendor at its address as set forth on Schedule I (marked for the attention of the Vendor to whom the Documents are being delivered); and

     (b) the Purchaser to Imax Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada (marked for the attention the Legal Department); and

     (c) the Company to Digital Projection International PLC, Greenside Way, Middleton, Manchester, M24 1XX (marked for the attention of the Managing Director)

     or such other person and address in England and/or Wales as any Vendor shall notify the Purchaser in writing or vice versa from time to time.

20.  ASSIGNMENT

     This agreement may not be assigned by operation of law or otherwise without the express written consent of the parties to this agreement; provided however that the Purchaser may assign this agreement (i) to a direct or indirect wholly owned subsidiary of the Purchaser without the consent of any other party to this agreement, or (ii) pursuant to any acquisition, merger or business combination of all or substantially all the assets or shares of the Purchaser or any of its subsidiaries or holding companies.

21.  TERMINATION OF INVESTMENT AGREEMENT

21.1 Upon Completion:

     21.1.1 the Investment Agreement shall be deemed to terminate by mutual consent on Completion when it shall cease to have any force or effect;

     21.1.2 each of the Vendors, 3i plc, Phildrew Nominees Limited and the Company will be deemed to have released each of the other parties to the Investment Agreement who are bound by its terms and conditions from all and any claims and rights which he/it has or may have against any of the other parties to the Investment Agreement, arising out of or in connection with the Investment Agreement or the termination thereof howsoever and whenever arising.

IN WITNESS whereof this agreement has been executed on the date first above written.

 Signed by                                  )
 for and on behalf of                       )
 IMAX CORPORATION
 in the presence of :-

 Signed by                                  )
 for and on behalf of                       )
 DIGITAL PROJECTION TRUSTEE LIMITED         )
 in the presence of:-

 Signed by                                  )
 for and on behalf of                       )
 3i GROUP PLC                               )
 in the presence of:-

 Signed by                                  )
 for and on behalf of                       )
 CANVEN (C.I.) LIMITED AS MANAGING          )
 GENERAL PARTNER FOR PHILDREW VENTURES      )
 FOURTH FUND                                )
 in the presence of:-

 Signed by                                  )
 for and on behalf of                       )
 CANVEN (C.I.) LIMITED AS MANAGING          )
 GENERAL PARTNER FOR PHILDREW VENTURES      )
 FOURTH FUND B                              )
 in the presence of:-

 Signed by                                  )
 for and on behalf of                       )
 CANVEN (C.I.) LIMITED AS MANAGING          )
 GENERAL PARTNER FOR PHILDREW VENTURES      )
 FOURTH FUND C                              )
 in the presence of:-

Signed by                                  )
for and on behalf of                       )
CANVEN (C.I.) LIMITED AS MANAGING          )
GENERAL PARTNER FOR PHILDREW VENTURES      )
FOURTH FUND D                              )
in the presence of:-

Signed by                                  )
for and on behalf of                       )
PHILDREW NOMINEES LIMITED                  )
in the presence of:-

Signed by                                  )
for and on behalf of                       )
RICHARD RAWORTH                            )
in the presence of:-

Signed by                                  )
for and on behalf of                       )
BRIAN CRITCHLEY                            )
in the presence of:-

Signed by                                  )
for and on behalf of                       )
MICHAEL BLACKBURN                          )
in the presence of:-

Signed by                                  )
for and on behalf of                       )
DAVID GREEN                                )
in the presence of:-

Signed by                                  )
for and on behalf of                       )
DERMOT QUINN                               )
in the presence of:-

Signed by                                  )
for and on behalf of                       )
MICHAEL LEVI                               )
in the presence of:-

Signed by                                  )
for and on behalf of                       )
TIMOTHY CRONIN                             )
in the presence of:-

                                  SCHEDULE 3
                                The Warranties

For the purpose of this schedule 3 "Company" means Digital Projection International, PLC and includes the Subsidiaries, all of them and each of them as the context admits.

In this Schedule 3 the following words have the following meanings, unless the context otherwise requires:

"Accounts" means the audited financial statements of each Group Company, comprising the balance sheet of the Company, the consolidated balance sheet, profit and loss account and cash flow statement of the Group and the balance sheet, profit and loss account and cash flow statements of each of the Subsidiaries, together in each case with the notes thereon, directors' report and auditors' certificate, as at and for the financial period ended on the Accounts Date;

"ERA" means the Employment Rights Act 1996;

"L&T Covenants Act" means the Landlord and Tenant (Covenants) Act 1995;

"Leases" means the leases specified in the Disclosure Letter;

"Substantial Customer" means a customer accounting for more than five per cent. the Group's sales in the financial year ended on the Accounts Date, as well any person who is reasonably expected to become such a customer in the 12 months following the date hereof;

"Substantial Supplier" means a supplier accounting for more than five per cent. of the Group's purchases in the financial year ended on the Accounts Date, as well as any person who is reasonably expected to become such a customer in the 12 months following the date hereof;

"Transfer Regulations" means the Transfer of Undertakings (Protection of Employment) Regulations 1981;

"TULR(C)A" means the Trade Union and Labour Relations (Consolidation) Act 1992;

1.   VENDORS' AND THE COMPANY'S CAPACITY

     Each Principal Management Employee and the Company has full power and legal capacity to enter into and perform this agreement. Each Principal Management Employee and the Company has obtained all applicable corporate authorisations and all other applicable governmental, statutory, regulatory or other consents, licences, waivers or exemptions required to empower, permit and enable it to enter into and to perform its obligations under this agreement and each document to be executed by it at or before Completion.

2.   THE COMPANY, THE SHARES AND THE SUBSIDIARIES

2.1  Incorporation and Existence

     Except for Digital Projection Inc., a Delaware corporation, the Company and each of the Subsidiaries are limited companies incorporated under English law and have been in continuous existence since incorporation. Digital Projection Inc. is a wholly owned subsidiary of the Company and is duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties leased by it or the operation of its business makes such licensing or qualification necessary.

2.2  The Shares

     (a) The Shares are all the issued shares in the capital of the Company. Each of the Principal Management Employees warrants he is the only legal and beneficial owner of the Shares set out opposite his name in
          Schedule 1 hereto.

     (b) The Company has not allotted any shares other than the Shares and the Shares are fully paid or credited as fully paid.

     (c) Except as set forth on the Disclosure Letter, there is no Encumbrance in relation to any of the Shares or unissued shares in the capital of the Company. No person has claimed to be entitled to an Encumbrance in relation to any of the Shares and, other than this agreement, no Vendor is under any obligation (whether actual or contingent) to sell, charge or otherwise dispose of any of the Shares or any interest therein to any person.

     (d) Except as set forth on Schedule 1 hereto, other than this agreement, there is no agreement, arrangement or obligation requiring the creation, allotment, issue, sale, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, issue, sale, transfer, redemption or repayment of, a share in the capital of the Company (including an option or right of pre-emption or conversion).

2.3  The Subsidiaries

     (a) The Company does not have any subsidiary undertakings other than the Subsidiaries. Each of the Subsidiaries is a wholly owned subsidiary of the Company and each of the shares of each such company has been properly allotted and issued and is fully paid or credited as fully paid.

     (b) There is no Encumbrance in relation to any of the shares or unissued shares in the capital of any of the Subsidiaries. No person has claimed to be entitled to an Encumbrance in relation to any of the shares of any of the Subsidiaries and no Group Company is under any obligation (whether actual or contingent) to sell, charge or otherwise dispose of any shares in any of the Subsidiaries or any interest therein to any person.

     (c) Other than this agreement, there is no agreement, arrangement or obligation requiring the creation, allotment, issue, sale, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, issue, sale, transfer, redemption or repayment of, a share in the capital of any of the Subsidiaries (including an option or right of pre-emption or conversion).

     (d) The Company does not own any shares or stock in the capital of nor does it have any beneficial or other interest in any company or business organisation other than the

          Subsidiaries nor does the Company control or take part in the management of any other company or business organisation.

3.   ACCOUNTS

3.1  General

     (a)  The Accounts show a true and fair view of the:-

          (i) assets, liabilities, financial position and state of affairs at the Accounts Date; and

          (ii) the profits and losses for the financial year ended on the Accounts Date of the Company and of the Group to the extent that they are consolidated accounts.

     (b) The Accounts have been prepared in accordance with the books of account and other financial records of the Company, and have been prepared and audited in accordance with the standards, principles and practices specified on the face of the Accounts applied on a consistent basis and subject thereto in accordance with the law and applicable standards, principles and practices generally accepted in the United Kingdom consistently applied.

     (c) Since the Company's incorporation the Accounts have been prepared on a basis consistent with the basis upon which all audited accounts of the Company have been prepared.

3.2  Liabilities

     The Accounts make proper provision or reserve for or disclose all liabilities (including all contingent or deferred liability to Tax) of the Company whether actual, contingent or otherwise.

3.3  Extraordinary and Exceptional Items

     The results shown by the audited profit and loss account of the Company and the consolidated audited profit and loss accounts of the Group for each of the two financial years of the Company and the Group ended on the Accounts Date have not (except as disclosed in those accounts) been affected by an extraordinary, exceptional or non recurring item or by any other matter making the profits or losses for a period covered by any of those accounts unusually high or low.

3.4  Off Balance Sheet Financing

     No member of the Group is engaged in any financing (including the incurring of any borrowing or any indebtedness in the nature of acceptances or acceptance credits) of a type which would not be required to be shown or reflected in the Accounts.

3.5  Accounting and Other Records

     (a) The books of account and all other records of the Company (including any which it may be obliged to produce under any contract now in force) are up-to-date, in its possession and are true and complete in all material respects in accordance with the law and applicable standards, principles and practices generally accepted in the United Kingdom.

     (b) All deeds and documents (properly stamped where stamping is necessary for enforcement thereof) belonging to the Company are in the possession of or under control of the Company.

3.6  Accounting Reference Date

     The accounting reference date of the Company under section 224 of the Companies Act 1985 is, and during the last two years has always been, December 31.

3.7  Projections

     Copies of (i) projections of the consolidated profit and loss statement, balance sheet and statement of cash flows for each of the financial years ended as of December 31, 1999, December 31, 2000 and December 31, 2001 prepared by senior management of the Company (the "Projections") and (ii) the assumptions and supplemental data used in preparing the Projections (collectively, the "Supplemental Data") have been delivered by the Company to the Purchaser. The Projections were prepared on the basis of the Supplemental Data which represent in the reasonable opinion of the Principal Management Employees a reasonable basis for such preparation. The Projections reflect the best currently available estimates in the judgment of the Principal Management Employees as to the expected future financial performance of the Company and the Subsidiaries.

3.8  Receivables and Payables

     Except to the extent, if any, reserved for on the Reference Balance Sheet, all receivables and payables reflected on the Reference Balance Sheet arose from, and the receivables and payables existing on the Completion Date will have arisen in the ordinary course of the business consistent with past practice. The Principal Management Employees have no Knowledge of any reason why all receivables reflected on the Reference Balance Sheet (subject to the reserve for bad debts, if any, reflected on the Reference Balance Sheet) are not capable of collection without resort to litigation or extraordinary collection activity, within 90 days of the Completion Date.


4.   CHANGES SINCE THE ACCOUNTS DATE

4.1  General

     Since the Accounts Date:-

     (a)  the Company has not, other than in the ordinary course of trading:-

          (i)  disposed of, or agreed to dispose of, an asset; or

          (ii) assumed or incurred, or agreed to assume or incur, a liability, obligation or expense (actual or contingent) except in the ordinary course of its business,

          and in the case of a disposal or agreement to dispose of an asset for an amount which is lower than book value or an open market arm=s length value, whichever is the higher;

     (b) the Principal Management Employees have no Knowledge of the occurrence of an event which would have a Material Adverse Effect in the financial or trading position of the Company; and

     (c) there has been no material reduction in the value of those fixed assets specified in the Accounts, to the extent still owned by the Company.

4.2  Specific

     Since the Accounts Date:-

     (a)  the Company has not, other than in the ordinary course of trading:-

          (i)  disposed of, or agreed to dispose of, an asset; or

          (ii) assumed or incurred, or agreed to assume or incur, a liability, obligation or expense (actual or contingent) other than in the ordinary course of business;

          and in the case of a disposal or agreement to dispose of an asset for an amount which is lower than book value or an open market arm's length value, whichever is the higher;

     (b) the Company has not acquired or agreed to acquire an asset for an amount which is higher than open market arm's length value;

     (c) the Company has not made, or agreed to make, capital expenditure except in the ordinary course of business;

     (d) no Substantial Supplier or Substantial Customer has ceased or substantially reduced its trade with the Company or has altered the terms of trade to the Company's disadvantage;

     (e) the Company has not declared, paid or made a dividend or other distribution (including a distribution within the meaning of the TA) except to the extent provided in the Accounts;

     (f) no resolution of the shareholders of the Company has been passed (except for those representing the ordinary business of an annual general meeting);

     (g) the Company has not repaid or redeemed share or loan capital, or made (whether or not subject to conditions) an agreement or arrangement or undertaken an obligation to do any of those things;

     (h) the Company has not repaid any sum in the nature of borrowings in advance of any due date or made any loan or incurred any indebtedness except in the ordinary course of business (including in each case inter group); and

     (i) the Company has not paid nor is under an obligation to pay any service, management or similar charges or any interest or amount in the nature of interest to any other person or incurred any liability to make such a payment or made any such payment to any Vendor whatsoever.

5.   ASSETS

5.1  Title and Condition

     (a) There is no Encumbrance, nor has the Company agreed to create any Encumbrance, over any part of its undertaking or assets and each asset used by the Company (tangible or intangible) is:-

          (i)  legally and beneficially owned by the Company; and

          (ii) where capable of possession, in the possession of the Company.

     (b) The Company owns, or has the right to use, each asset (tangible or intangible) which in the opinion of the Principal Management Employees is reasonably necessary for the operation of its business as currently conducted and without limitation no rights (other than rights as shareholders in the Company) relating to the business of the Company are owned or otherwise enjoyed by or on behalf of any Vendor.

     (c) All plant, machinery, vehicles and equipment owned or used by the Company are in reasonable condition and working order and have been regularly and properly maintained where appropriate.

6.   INTELLECTUAL PROPERTY

6.1  General; Ownership

     (a) To the Knowledge of the Principal Management Employees, the Disclosure Letter sets forth a true and complete list of, and/or the Purchaser has been provided access to, all (i) patents and patent applications, registered trademarks and trademark applications, registered copyrights and copyright applications, Software and other Intellectual Property, in each case owned by the Company and material to the business of the Company, (ii) Licensed Intellectual Property and (iii) the Licensed Rights.

     (b) To the Knowledge of the Principal Management Employees, the operation of the business of the Company, including the manufacture of current products of the Company and products under development by the Company and the rendering of services currently rendered or under development by the Company, and the use of the Owned Intellectual Property or Licensed Rights in connection therewith, do not infringe any Intellectual Property rights of any third party, and no allegation has been made and no claim is pending or threatened asserting that the operation of such business, or such use of the Owned Intellectual Property or Licensed Rights does or may infringe the Intellectual Property rights of any third party.

     (c) To the Knowledge of the Principal Management Employees, the Company is the exclusive owner of the entire and unencumbered right, title and interest in and to the Owned Intellectual Property, and is entitled to use the Owned Intellectual Property and Licensed Rights in the ordinary course of the business of the Company as presently conducted, including in the manufacture of current products of the Company and products under development by the Company and the rendering of services currently rendered or under development by the Company. To the Knowledge of the Principal Management Employees, no impediment exists to the Company's continued and future use of the Owned Intellectual Property and Licensed Rights in the ordinary course of its business.

     (d) To the Knowledge of the Principal Management Employees, the Owned Intellectual Property and the Licensed Rights include all of the Intellectual Property used or intended to be used in, or in the opinion of the Principal Management Employees necessary to, the conduct of the business of the Company as carried on at the date of this agreement. To the Knowledge of the Principal Management Employees, the Owned Intellectual Property and the Licensed Rights are subsisting and enforceable, and the Company has received no notice that any of such rights have been adjudged invalid or unenforceable in whole or part.

     (e) To the Knowledge of the Principal Management Employees, no legal proceedings have been asserted, are pending, or threatened against the Company (i) based upon or challenging or seeking to deny or restrict the use or unencumbered ownership by the Company of any of the Owned Intellectual Property or Licensed Rights, or (ii) alleging that the Licensed Intellectual Property or Licensed Rights is being used, licensed or sublicensed in conflict with the terms of any license or other agreement.

     (f) To the Knowledge of the Principal Management Employees, no person is engaging in any activity that infringes the Owned Intellectual Property, Licensed Rights or Licensed Intellectual Property.

     (g) To the Knowledge of the Principal Management Employees, no prohibition or material restriction exists to the Company's exportation of the Owned Intellectual Property, the Licensed Rights and Licensed Intellectual Property and products made in accordance therewith outside the United States and United Kingdom and importation of the Owned Intellectual Property and Licensed Intellectual Property and products made in accordance therewith into any country in which the products are now sold or licensed for use or presently are contemplated to be sold or licensed for use.

6.2  Texas Instruments Supply Agreement

     (a) Except as set forth in the Disclosure Schedule, to the Knowledge of the Principal Management Employees, the Company has not granted any license or other right to any third party, including to TI under the Supply Agreement, with respect to the Owned Intellectual Property, Licensed Rights or Licensed Intellectual Property. To the Knowledge of the Principal Management Employees, the consummation of the transactions contemplated by this agreement will not result in the termination or impairment of any of the Licensed Rights or Owned Intellectual Property.

     (b) To the Knowledge of the Principal Management Employees, the manufacture of current products of the Company and products under development by the Company and the rendering of services currently rendered or under development by the Company does not incorporate proprietary information of TI.

     (c)  To the Knowledge of the Principal Management Employees, no Group
          Company:

          (i) has used any proprietary information of TI other than for the allowable purposes contained in the Supply Agreement;

          (ii) has included any proprietary information of TI in any application for patent, utility model or design protection filed by it or on its behalf;

          (iii) has made any invention derived in whole or in part from proprietary information of TI;

          (iv) has or should have notified TI, under the terms of the Supply Agreement, of any invention made by it but derived in whole or in part from proprietary information of TI;

          (v) has received or otherwise is aware of any claim of TI under the Supply Agreement of the right to license any invention made by any Group Company but purportedly derived in whole or in part from proprietary information of TI;

          (vi) is aware of any right of TI under the Supply Agreement to license any invention made to date by any Group Company or to enjoin manufacture, use, importation, offering for sale, or sale of any product made in accordance with any such invention.

6.3  Licensed Intellectual Property

     (a) To the Knowledge of the Principal Management Employees, the Company has delivered to Purchaser correct and complete copies of all the written licenses of the Licensed Intellectual Property and all written amendments, consents, evidence of transfer, and all other material correspondence and documentation pertaining to the Supply Agreement. With respect to each such license:

          (i) to the Knowledge of the Principal Management Employees, such license is in full force and effect;

          (ii) to the Knowledge of the Principal Management Employees, such license will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this agreement, nor will the consummation of the transactions contemplated by this agreement constitute a breach or default under such license or otherwise give the licensor a right to terminate such license;

          (iii) to the Knowledge of the Principal Management Employees, the Company has not received any notice of termination or cancellation under such license, received any notice of breach or default under such license, which breach has not been cured, or granted to any other third party any rights, adverse or otherwise, under such license that would constitute a breach of such license; and

          (iv) to the Knowledge of the Principal Management Employees, neither the Company nor any other party to such license is in breach or default thereof in any material respect, and no event has occurred that, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under such license.

6.4  Software and Trade Secrets

     (a) To the Knowledge of the Principal Management Employees, the Software is free of all material viruses, worms, trojan horses and other material known contaminants, and does not contain any bugs, errors or problems of a material nature that disrupts its operation or has an adverse impact on the operation of other software programs or operating systems. The Company has obtained all approvals necessary for exporting the Software outside the United States and the United Kingdom and importing the Software into any country in which the Software is now sold or licensed for use, and all such export and import approvals in the United States and the United Kingdom and throughout the world are valid, current, outstanding and in full force and effect. No rights in the Software have been transferred to any third party except to the customers of the Company to whom the Company has licensed such Software in the ordinary course of business.

     (b) The Company has the right to use all software development tools, library functions, compilers, and other third party software that is material to the business of the Company, or that is required to operate or modify the Software.

     (c) The Company has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of its trade secrets and other confidential Intellectual Property. To the Knowledge of the Principal Management Employees (i) there has been no misappropriation by any person, and (ii) no employee, independent contractor or agent of the Company has misappropriated any trade secrets of any other person in the course of such performance as an employee, independent contractor or agent; and (iii) no employee, independent contractor or agent of the Company is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Intellectual Property. The Company has disclosed to Purchaser all Intellectual Property provided by TI to the Company under the Supply Agreement.

6.5  Year 2000 Compliance.

     The Company has undertaken an assessment of those Company Systems that could be adversely affected by a failure to be Year 2000 Compliant, developed a plan and time line for rendering such systems Year 2000 Compliant, and to date, implemented such plan in accordance with such timetable in all material respects. To the Knowledge of the Principal Management Employees, there are no issues in connection with Year 2000 Compliance which will result in a Material Adverse Effect on the Company. For purposes hereof, "Company Systems" shall mean all computer, hardware, software, Software, systems, and equipment (including embedded microcontrollers in non-computer equipment) embedded within or required to operate the current products of the Company, and/or material to or necessary for the Company to carry on its business as currently conducted. For purposes hereof, "Year 2000 Compliant" means that the Company Systems will record, store, process and present calendar dates falling on or after January 1, 2000, in the same manner and with the same functionality as the Company Systems record, store, process, and present calendar dates falling on or before December 31, 1999.

7.   EFFECT OF SALE

7.1 To the Knowledge of the Principal Management Employees, neither the execution nor performance of this agreement or any document to be executed at or before Completion will:-

     (a) result in the Company losing the benefit of a Permit or an asset, licence, any Intellectual Property or proprietary information or rights thereto, or any grant, subsidy, right or privilege which it enjoys at the date of this agreement in any jurisdiction; or

     (b) conflict with, or result in a breach of, or give rise to an event of default under, or require the consent of a person under, or enable a person to terminate, or relieve a person from an obligation under, an agreement, arrangement or obligation to which the Company is a party or a legal or administrative requirement in any jurisdiction; or

     (c) result in any Substantial Customer being entitled to or, so far as the Principal Management Employees or the Company are aware, cease dealing with the Company or substantially to reduce its existing level of business or to change the terms upon which it deals with the Company; or

     (d) result in any Substantial Supplier being entitled to or, so far as the Principal Management Employees are aware, cease supplying to the Company or substantially to reduce its supplies to or to change the terms upon which it supplies the Company;

     (e)  result in any officer or senior employee leaving the Company; or

     (f) make the Company liable to offer for sale, transfer or otherwise dispose of or purchase or otherwise acquire any assets, including shares held by it in other bodies corporate under their articles of association or any agreement or arrangement.

8.   CONSTITUTION

8.1  Intra Vires

     The Company has the power to carry on its business as now conducted and the business of the Company has at all times been carried on in all material respects in accordance with the Memorandum and Articles of Association.

8.2  Memorandum and Articles

     The memorandum and articles of association of the Company in the form annexed to the Disclosure Letter are complete and have embodied therein or annexed thereto copies of all resolutions and agreements as are referred to in section 380 of the Companies Act 1985, and all amendments thereto (if any) were duly and properly made.

8.3  Register of Members

     The register of members of the Company has been properly kept and contains true and complete records of the members from time to time of the Company and the Company has not received any notice or allegation that any of them is incorrect or incomplete or should be rectified.

8.4  Powers of Attorney

     The Company has not executed any power of attorney or conferred on any person other than its directors, officers and employees any authority to enter into any transaction on behalf of or to bind the Company in any way and which power of attorney remains in force or was granted or conferred within the preceding three years.

8.5  Statutory Books and Filings

     (a) The statutory books of the Company are up to date, in its possession and are true and complete in accordance with the law.

     (b) All resolutions, annual returns and other documents required to be delivered to the Registrar of Companies (or other relevant company registry or other corporate authority in any jurisdiction) have been properly prepared and filed and the common seal of the Company is in its possession.

9.   INSURANCE

9.1  Policies

     The Disclosure Letter contains a list of each current insurance and indemnity policy in respect of which the Company has an interest (together the "Policies"). Each of the Policies is in full force. To the Knowledge of the Principal Management Employees, there are no circumstances which might make any of the Policies void or voidable or lead any claim under the Policies to be avoided by the insurers. No claim is outstanding under any of the Policies and the Company has received no notice of any matter which might give rise to a claim under any of the Policies.

10.  CONTRACTUAL MATTERS

10.1 Validity of Agreements

     (a) To the Knowledge of the Principal Management Employees, neither the Company nor any of the Vendors have received any notice, whether written or otherwise, alleging the invalidity of, or a ground for termination, avoidance or repudiation of, an agreement, arrangement or obligation to which the Company is a party and all such agreements, arrangements or obligations, including without limitation, the Supply Agreement, are in full force and effect. No party with whom the Company has entered into an agreement, arrangement or obligation has given notice of its intention to terminate, or has sought to repudiate or disclaim, the agreement, arrangement or obligation.

     (b) To the Knowledge of the Principal Management Employees, no party with whom the Company has entered into an agreement or arrangement is in material breach of the agreement or arrangement.

     (c) The Company has not received any notice that it is in breach of any agreement or arrangement.

10.2 Material Agreements

     (a) To the Knowledge of the Principal Management Employees, the Company is not a party to and is not liable under any contract, transaction, arrangement or liability which involves, or is likely to involve obligations or liabilities which, by reason of their nature or magnitude, ought reasonably in the opinion of the Principal Management Employees to be made known to the Purchaser.

     (b) Except as set forth in the Disclosure Letter, the Company is not a party to and is not liable under:

          (i) an agreement, arrangement or obligation by which the Company is a member of a joint venture, consortium, partnership or association (other than a bona fide trade association), or

          (ii) a distributorship, agency, marketing, licensing or management agreement or arrangement.

11.  LIABILITIES

11.1 Facilities

     Details of all overdrafts, loans or other financial facilities outstanding or available to the Company are set out in the Disclosure Letter, whether or not of a type which would be required to be shown in or reflected in the Accounts and copies of all documents relating to such matters are annexed to the Disclosure Letter.

11.2 Bank Accounts

     A statement of all the bank accounts of the Company and of the credit or debit balances on such accounts as at a date not more than seven days before the date of this agreement has been supplied to the Purchaser. The Company does not have any other bank or deposit accounts (whether in credit or overdrawn) not included in such statement. Since such statement there have been no payments out of any such accounts except for routine payments and the balances on current account are not now substantially different from the balances shown on such statements. A statement of such accounts as at the Completion Date shall be delivered to the Purchaser at Completion.

11.3 Guarantees and Indemnities

     (a) The Company is not a party to and is not liable (including contingently) under a guarantee, indemnity or other agreement to secure or incur a financial or other obligation with respect to another person's obligation.

     (b) No part of the loan capital, borrowing or indebtedness in the nature of borrowing of the Company is dependent on the guarantee or indemnity of, or security provided by, another person other than a Group Company.

12.  LITIGATION AND COMPLIANCE WITH LAW

12.1 Litigation

     (a) Save for collection of debts in the ordinary course of business, to the Knowledge of the Principal Management Employees, neither the Company nor a person for whose acts or defaults the Company may be vicariously liable is involved, or has during the 3 years ending on the date of this agreement been involved, in a civil, criminal, arbitration, administrative or other proceeding or investigation in any jurisdiction. No civil, criminal, arbitration, administrative or other proceeding or investigation in any jurisdiction is pending or threatened by or against the Company or a person for whose acts or defaults the Company may be vicariously liable.

     (b) To the Knowledge of the Principal Management Employees, no matter exists which might give rise to a civil, criminal, arbitration, administrative or other proceeding or investigation in any jurisdiction involving the Company or a person for whose acts or defaults the Company may be vicariously liable.

     (c) There is no outstanding judgment, order, decree, arbitral award or decision of a court, tribunal, arbitrator or governmental agency in any jurisdiction against the Company or a person for whose acts or defaults the Company may be vicariously liable.

12.2 Compliance with Law

     To the Knowledge of the Principal Management Employees, the Company has conducted its business and dealt with its assets in all material respects in accordance with all applicable legal and administrative requirements in any jurisdiction.

13.  BROKERAGE OR COMMISSIONS

     No person is entitled to receive from the Company or its subsidiaries a finder's fee, brokerage or commission in connection with this agreement or anything in it and the Company is not liable to pay to any of the Vendors or its directors, employees, agents and advisers any sum whatsoever in connection with the sale of the Shares.

14.  EMPLOYEES

14.1 Particulars of Officers

     The particulars of all employees annexed to the Disclosure Letter show the names, job title, date of commencement of employment, date of birth and period of continuous employment (calculated in accordance with chapter 1 of part XIV of the ERA) of every employee of the Company.

14.2 Remuneration and Benefits

     The particulars of all employees annexed to the Disclosure Letter show all remuneration and other benefits:-

     (a)  actually provided; and

     (b)  which the Company is bound to provide (whether now or in the future)

     to each officer and employee of the Company and include particulars of and details of participation in all profit sharing, incentive, bonus, commission, share option, medical, permanent health insurance, directors' and officers' insurance, travel, car, redundancy and other benefit schemes, arrangements and understandings (the "Schemes") operated for all or any employees or former employees of the Company or their dependants whether legally binding on the Company or not.

14.3 Operation of the Schemes

     (a) To the Knowledge of the Principal Management Employees, the Schemes have at all times been operated in all material respects in accordance with their governing rules or terms and all applicable laws and all documents which are required to be filed with any regulatory authority have been so filed and all tax clearances and approvals necessary to obtain favourable tax treatment for the Company and/or the participants in the Schemes have been obtained and not withdrawn and the Company has received no notice that any act or omission has occurred which has or could prejudice any such tax clearance and/or approval.

     (b) To the Knowledge of the Principal Management Employees, no past or present director, officer, employee or any dependant thereof or any other participant in any Scheme has made any claim against the Company in respect of any Scheme and no event has occurred which could or might give rise to any such claim.

14.4 Changes since the Accounts Date

     Since the Accounts Date the Company has not made, announced or proposed any changes to the emoluments or benefits of or any bonus to any of its directors, officers or employees and the Company is under no obligation to make any such changes with or without retrospective operation save as set out in each such person=s terms of employment.

14.5 Loans

     There are no amounts owing or agreed to be loaned or advanced by the Company to any directors, officers or employees of the Company (other than amounts representing remuneration accrued due for the current pay period, accrued holiday pay for the current holiday year or for reimbursement of expenses).

14.6 Payment up to Completion

     All salaries and wages and other benefits of all employees of the Company have, to the extent due, been paid or discharged in full.

14.7 Claims by Employees

     To the Knowledge of the Principal Management Employees, no past or present director, officer or employee of the Company or any predecessor in business has given notice to the Company of any claim or right of action against the Company including any claim:-

     (a) in respect of any accident or injury which is not fully covered by insurance; or

     (b)  for breach of any contract of services or for services;

     (c) for loss of office or arising out of or connected with the termination of his office or employment or arising out of his employment or his holding of office; or

     (d)  made otherwise in connection with his employment by the Company;

     and to the Knowledge of the Principal Management Employees, no event or inaction has occurred which could or might give rise to any such claim.

14.8 Compliance with Laws

     (a) To the Knowledge of the Principal Management Employees, the Company has complied in all material respects with all relevant provisions of the Treaty of Rome, EC Directives, statutes, regulations, codes of conduct, collective agreements, terms and conditions of employment, orders, declarations and awards relevant to the Company's directors, officers and employees or the relations between the Company and any trade union, staff association or any other body representing workers.


15.  TAXATION

15.1 The Principal Management Employees have not knowingly withheld information from Pricewaterhouse Coopers which the Principal Management Employees know would be reasonably required to enable Pricewaterhouse Coopers to make a complete and informed assessment of the taxation affairs of the Company.

15.2 To the knowledge of the Principal Management Employees, the report prepared by PricewaterhouseCoopers in relation to the taxation affairs of the Company (the "Tax Report") is as at Completion,

     (a)  accurate and complete in all material respects; and

     (b) does not contain or omit to contain any information or conclusions which may, in the reasonable opinion of the Principal Management Employees, cause the Tax Report to be misleading in any material respect.

16.  INFORMATION

16.1 General

     To the Knowledge of the Principal Management Employees, all written information given by, or on behalf of, the Vendors or the Company to the Purchaser, its advisers or agents before or during the negotiations leading to this agreement is true, complete, accurate and not misleading.

16.2 The Agreement and the Disclosure Letter

     To the Knowledge of the Principal Management Employees, the information set out in schedules 1 and 2 of this agreement is true, complete, accurate and not misleading.

17.  PENSIONS

17.1 In this paragraph 17:-

     Pension Scheme:    each of the Digital Projection Pension Plan and the
          Digital Projection Money Purchase Scheme.

     Relevant Benefits as defined in section 612 of ICTA 1988 but with the omission of the exception in that definition.

     Relevant Person    each past and present employee, officer and director of
          a Group Company and their respective spouses and dependants.

17.2 Except under the Pension Scheme, no agreement, arrangement or understanding (whether contractual, under trust or otherwise) exists for the provisions of Relevant Benefits for any Relevant Person in connection with which any Group Company is or may become legally liable to make any payment and no Group Company is liable to make contributions to a personal pension scheme in respect of any Relevant Person.

17.3 The Disclosure Letter contains or has annexed to it:-

     17.3.1 true and complete copies of all the trust deeds, rules and other documents containing the provisions which govern the Pension Scheme;

     17.3.2 a copy of the deed of participation for each Group Company which employs or has employed any member of the Pension Scheme;

     17.3.3 a copy of all insurance policies, investment management and administration agreements, the statement of investment principles, the IDR procedure, all professional advisers= appointment letters and member nominated trustee compliance or opt-out documents relating to the Pension Scheme;

     17.3.4 details of any material changes which are to be made to the documents mentioned in paragraph 17.3.1 but which have not yet been formally executed, details of any augmentations awarded or promised to a Relevant Person and details of any policy, custom or practice affecting any Relevant Person which is not apparent from the documents and which concerns discretionary pension increases, early retirement pensions or any other Relevant Benefits or the conditions of membership of the Pension Scheme;

     17.3.5 true and complete copies of all booklets and announcements issued to any Relevant Person;

     17.3.6 true and complete copies of the latest trustees' report and audited accounts and actuarial valuation report (and any actuarial certificates since the latest valuation);

     17.3.7 a list of the active members of the Pension Scheme who are employed by a Group Company and those who would (apart from this agreement and if service continued) become eligible for membership, with details of age, sex, service, pensionable service (showing both actual and credited), pensionable salaries and dates on which salary increases are expected;

     17.3.8 the latest schedule of contributions or payment schedule showing employers' and members' contributions to the Pension Scheme and any expenses which are paid in addition; and

     17.3.9 a copy of the Inland Revenue letter of approval for the Pension Scheme, and for the Group Companies' participation in it and any contracting-out certificate for the Pension Scheme.

17.4 All of the provisions contained in the documents disclosed pursuant to paragraph 17.3.1 are valid and effectual (subject only to overriding legislation) and all information made available to the Purchaser or its advisers in connection with the Pension Scheme and the Relevant Persons' membership of it describes the Relevant Persons' rights in all material respects.

17.5 No undertaking, assurance or announcement (whether or not legally binding) has been given to any Relevant Person about the continuance, introduction, increase or improvement of any Relevant Benefits or a change in any of the conditions of membership of the Pension Scheme.

17.6 No indemnity, undertaking or guarantee has been given by a Group Company in connection with any Relevant Benefits, any occupational pension scheme or any personal pension scheme.

17.7 The Pension Scheme is an exempt approved scheme and is contracted-out scheme in relation to the employees of each Group Company and to the Knowledge of Principal Management Employees nothing has been done or omitted which will or may result in the Pension Scheme ceasing to have exempt approved status or in a contracting-out certificate which covers any employee of a Group Company from being cancelled, surrendered or varied.

17.8 To the Knowledge of Principal Management Employees, the Pension Scheme has at all times been operated in accordance with the provisions governing it and in accordance with all applicable laws and fiscal and regulatory requirements.

17.9 There is not, and has never been, any unequal treatment which could breach the provisions of Article 141 (formerly 119) of the Treaty of Rome or sections 62-66 of the Pension Act of 1995 in relation to the terms on which men and women may become members of the Pension Scheme and the terms on which they are treated, and the benefits payable to them, as members.

17.10 To the Knowledge of Principal Management Employees, the Pension Scheme has been properly administered and true and complete records of all matters relevant to its proper operation (including those relevant to the calculation and payment of contributions and benefits and the proper management of assets and investments) have been maintained.

17.11 All amounts due to the Pension Scheme by or in respect of Relevant Persons have been paid (and, to the Knowledge of Principal Management Employees, were properly calculated) in accordance with the schedule of contributions or payment schedule for, and the rules of, the Pension Scheme and the law.

17.12 There are no outstanding transfer payments to the Pension Scheme. The transfer payment due from the Rank Organisation Pension Plan and referred to in the report on the actuarial valuation of the Pension Scheme as at 4 April 1997 has been paid in full and was calculated on the basis set out in the pensions schedule to the sale and purchase agreement dated December 19, 1996 and the actuary's letter attached thereto.

17.13 There are no actions or claims pending or threatened to the Pension Ombudsman or a court against a Group Company or the trustees of the Pension Scheme in respect of the Pension Scheme and no report has been made to, or investigation conducted by, the Occupational Pensions Regulatory Authority about a Group Company or the Pension Scheme and there are no circumstances which could give rise to such an action, claim, investigation or report.

17.14 The liability for all lump sum death in service benefits and the value of any dependent's death in service pension benefits which may become payable under the Pension Scheme to any Relevant Person is fully insured with an insurance company.

17.15 As at the date of this agreement, the Pension Scheme is fully funded on an ongoing basis using the actuarial method and assumptions adopted in the last valuation for the Pension Scheme and on the Government's minimum funding requirements basis.

17.16 No payment from the assets of the Pension Scheme has been made to a Group Company.

17.17 No Group Company has ceased to participate in the Pension Scheme. No event has taken place (or will take place before Completion) which has caused or could cause a debt to arise in relation to the Pension Scheme under section 75 of the Pensions Act 1995. Contributions to the Pension Scheme have not been (and will not be before Completion) suspended or terminated and the winding-up of the Pension Scheme has not been (and will not be before Completion) triggered. The trustees of the Pension Scheme do not have the power to start a winding-up of the Pension Scheme without the Company's consent.

18.  REFERENCE BALANCE SHEET

       The Reference Balance Sheet has been prepared in accordance with the assumptions set forth therein, which assumptions, in the reasonable opinion of the Principal Management Employees, are consistent with the U.K. GAAP as consistently and historically applied by the Company in the preparation of its financial statements.